Exhibit 99.7(c)

For Protective’s Premiere II, Premiere II 2003, and Premiere III Variable Universal Life (VUL) products:

*SCOR Global Life Reinsurance Company (Wilmington, Delaware) (fka Generali USA Life Reassurance Company (Kansas City, Missouri))

General Re Life Corporation (Stamford, Connecticut) (fka The Cologne Life Reinsurance Company (Stamford, Connecticut))

*Munich American Reassurance Company (Atlanta, Georgia)

*RGA Reinsurance Company (Chesterfield, Missouri)

SCOR Global Life USA Reinsurance Company (Wilmington, Delaware) (fka SCOR Global Life U.S. Re Insurance Company (Plano, Texas))

SCOR Global Life Reinsurance Company of Delaware (Wilmington, Delaware) (fka SCOR Global Life Re Insurance Company of Texas (Plano, Texas) (fka Revios Reinsurance US Inc. (Los Angeles, CA);

fka Gerling Global Life Reinsurance Company (Los Angeles, CA))

Security Life of Denver Insurance Company (Denver, Colorado)

*Swiss Re Life & Health America Inc. (Jefferson City, Missouri)

*The Canada Life Assurance Company (U.S. Branch) (Toronto, Ontario, Canada, using its U.S. domestic port of entry in Michigan)

The Lincoln National Life Insurance Company (Fort Wayne, Indiana)

Transamerica Life Insurance Company (Cedar Rapids, Iowa) (fka Transamerica Occidental Life Insurance Company (Cedar Rapids, Iowa))

Reinsurers with asterisks are those with reinsurance agreements open for new VUL business (i.e., as of 5/1/2018, only the Preserver II and the Premiere III 2001 CSO products).